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                                                              EXHIBIT 11

STATEMENTS RE COMPUTATION OF PER SHARE EARNINGS
Sun Company, Inc. and Subsidiaries
(In Millions Except Per Share Amounts)
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
                                                      For the Three Months
                                                          Ended March 31
                                                      --------------------
                                                          1996      1995
                                                       -------   -------
                                                        (UNAUDITED)
Loss before cumulative effect of
  change in accounting principle (1)                    $ (5.0)   $ (7.0)
Less: Dividends on preference stock                      (11.3)       --
                                                        ------    ------
Loss before cumulative effect of change
  in accounting principle attributable
  to common stock (2)                                    (16.3)     (7.0)
Cumulative effect of change in
  accounting principle (3)(a)                               --     (87.2)
                                                        ------    ------
Net loss attributable to common stock (4)               $(16.3)   $(94.2)
                                                        ======    ======
Weighted average number of shares
  of common stock and common stock
  equivalents outstanding (5)                             73.9     107.1
                                                          ====     =====
Loss per share of common stock:
  Loss before cumulative effect of change
    in accounting principle (2)/(5)                      $(.22)    $(.07)
  Cumulative effect of change in
    accounting principle (3)/(5)                            --      (.81)
                                                         -----     -----
  Net loss (4)/(5)                                       $(.22)    $(.88)
                                                         =====     =====
Weighted average number of shares of common
  stock and common stock equivalents out-
  standing on a fully diluted basis (6)                   74.0     107.1
                                                          ====     =====
Loss per share of common stock
 on a fully diluted basis (b):
  Loss before cumulative effect of change
    in accounting principle (2)/(6)                      $(.22)    $(.07)
  Cumulative effect of change in
    accounting principle (3)/(6)                            --      (.81)
                                                         -----     -----
  Net loss (4)/(6)                                       $(.22)    $(.88)
                                                         =====     =====

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(a) Includes impact of the cumulative effect of a change in the method of accounting for impairment of long-lived assets. (See Note 3 to the condensed consolidated financial statements.)
(b) Fully diluted earnings per share generally are determined by dividing earnings by the weighted average number of shares outstanding, assuming redemption of the preference shares for common stock. However, redemption was not assumed in 1996 since it would have resulted in a smaller loss per share.